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                                                                      EXHIBIT 27

                           PUBLIX SUPER MARKETS, INC.

                            Financial Data Schedule



THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 25, 1993




Description                                    1993
- -----------                                    ----

                                      (Amounts in thousands)
Cash and cash equivalents                    $198,997
Short-term investments                         59,763
Trade receivables                              44,047
Merchandise inventories                       404,602
Total current assets                          734,769
Property, plant and equipment               1,966,997
Accumulated depreciation                      857,822
Total assets                                2,054,315
Total current liabilities                     597,609
Long-term debt (excluding current
  installments)                                 4,930
Common stock                                  238,157
Other stockholders' equity                  1,069,852
Total liabilities and stockholders'
  equity                                    2,054,315
Sales                                       7,472,652
Total revenues                              7,553,969
Cost of merchandise sold including
  store occupancy, warehousing and
  delivery expenses                         5,834,608
Total costs and expenses applicable
  to total revenues                         7,264,148
Interest expense                                1,112
Earnings before income tax expense
  and cumulative effect of changes
  in accounting principles                    288,709
Income tax expense                            104,898
Cumulative effect on prior years of
  changes in accounting principles             (3,494)
Net earnings                                  180,317
Net earnings per common share                     .76